SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 8, 2006

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-26694	93-0945003
(Commission file number)	(IRS employer identification no.)

585 West 500 South, Bountiful, Utah	84010
(Address of principal executive offices)	(Zip code)

(801) 298-3360

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

A new trial has been set to begin on November 27, 2007, in the pending patent infringement lawsuit filed by Becton Dickinson (“BD”) against Tyco Healthcare related to the Monoject Magellan™ safety products manufactured and marketed by Tyco Healthcare.

In December 2002, BD filed a lawsuit against Tyco Healthcare in the United States Court of the District of Delaware, asserting that Tyco Healthcare’s Monoject Magellan™ safety products infringe upon BD’s U.S. Patent No. 5,348,544 (‘544 Patent), titled “Single-Handedly Actuable Safety Shield for Needles.” Tyco Healthcare developed the Monoject Magellan™ safety products in association with us. We are not a party to the patent infringement lawsuit.

On October 26, 2004, a jury found in favor of BD that Tyco Healthcare’s Monoject Magellan™ safety products willfully infringed the ‘544 Patent. On November 1, 2004, the court entered the judgment in favor of BD. Tyco Healthcare challenged the jury finding in post-trial motions. On March 31, 2006, the court granted Tyco Healthcare’s motion for a new trial on the issue of infringement with respect to the ‘544 Patent.

Under our arrangements with Tyco Healthcare, Tyco Healthcare has the right to withhold up to fifty percent (50%) of royalties due as an offset against litigation expenses related to charges of infringement by a third party for the manufacture, use or sale of licensed product. This right continues through the period of the new trial and thereafter while this litigation is pending. If, as a result of judgment in the litigation or settlement with BD, Tyco Healthcare is required to pay royalty and/or other monies to BD, Tyco Healthcare may thereafter deduct from the amount of royalties due us on unit sales of products alleged to infringe, an amount which is the lesser of all royalties and/or other monies paid by Tyco Healthcare to BD, or fifty percent (50%) of all royalty payments otherwise payable to us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2006	SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. By /s/ Jeffrey M. Soinski Jeffrey M. Soinski President, Chief Executive Officer, Director